Exhibit 4.64

FOURTH SUPPLEMENTAL INDENTURE
FOURTH SUPPLEMENTAL INDENTURE, dated as of July 5, 2013 (this “Fourth Supplemental Indenture”), between TAL Advantage I LLC, a limited liability company organized under the laws of Delaware (the “Issuer”) and U.S. Bank National Association, a national banking association organized under the laws of the United States, as indenture trustee (the “Indenture Trustee”).
WHEREAS, the Issuer and the Indenture Trustee are parties to an amended and restated indenture, dated as of April 12, 2006 (as amended, modified or supplemented, the “Indenture”);
WHEREAS, pursuant to Article X of the Indenture and subject to certain conditions stated therein, the Issuer and the Indenture Trustee may enter into a supplemental indenture in order to amend the Indenture; and
WHEREAS, the Issuer desires to amend the Indenture in accordance with the terms and conditions set forth below;
NOW, THEREFORE, in consideration of the foregoing premises, the parties mutually agree as follows:

ARTICLE I
DEFINITIONS
SECTION 1.1    Defined Terms. Terms for which meanings are provided in the Indenture are, unless otherwise defined herein or the context otherwise requires, used in this Fourth Supplemental Indenture with such meanings.

ARTICLE II
AMENDMENTS TO THE INDENTURE
SECTION 2.1    Subject to the satisfaction of the conditions specified in Article III below and effective as of the Fourth Supplemental Indenture Effective Date (as defined herein), Section 1201 of the Indenture shall be amended as follows:
(a)    clause (4) of Section 1201 is hereby amended by replacing “$400,000,000” with “fifty million dollars ($50,000,000)”;
(b)    clause (6) of Section 1201 is hereby amended by deleting “; and” at the end thereof;
(c)    clause (7) of Section 1201 is hereby renumbered to be new clause (8) of Section 1201;

(d)    the following new clause (7) is hereby added to Section 1201 in appropriate numerical order: “(7) if on any Payment Date, (A) the aggregate unpaid principal balance of the Outstanding Notes for any Series exceeds (B) the Scheduled Targeted Principal Balance for such Series; and”; and
(e)    the following new sentence is hereby added at the end of Section 1201: “Unless the context otherwise requires, all calculations or determinations to be made on or as of a Payment Date shall be made after giving effect to all payments on the Notes to be made on such Payment Date.”

ARTICLE III
CONDITIONS PRECEDENT
SECTION 3.1    This Fourth Supplemental Indenture shall become effective as of the date upon which the following conditions precedent shall be satisfied (the “Fourth Supplemental Indenture Effective Date”):
(a)    execution and delivery of this Fourth Supplemental Indenture by the parties hereto, with the executed consent of Financial Guaranty Insurance Company as the Control Party;
(b)    delivery to the Indenture Trustee of an Opinion of Counsel pursuant to Section 1003 of the Indenture, stating that all conditions precedent for the execution of this Fourth Supplemental Indenture have been satisfied;
(c)    delivery of written notice to each Rating Agency pursuant to the last sentence of Section 1001(a) and Section 1002(a) of the Indenture; and
(d)    delivery to the Indenture Trustee of an Officer’s Certificate substantially in the form of the Officer’s Certificate attached as Exhibit A hereto.

ARTICLE IV
MISCELLANEOUS
SECTION 4.1    Limitation of Rights. Except as expressly set forth in this Fourth Supplemental Indenture, this Fourth Supplemental Indenture shall be binding upon the Issuer, the Noteholders and their respective successors and permitted assigns and shall not inure to the benefit of any Person other than the parties hereto, the Noteholders and the Manager as provided herein. Notwithstanding the previous sentence, the parties hereto, the Seller and the Manager acknowledge that each Hedge Counterparty and any Series Enhancer for a Series of Notes is an express third party beneficiary hereof entitled to enforce its rights hereunder as if actually a party hereto.
SECTION 4.2    Successors and Assigns. All provisions of this Fourth Supplemental Indenture shall bind the parties and their permitted successors and assigns and inure to the benefit of their respective successors and assigns, whether so expressed or not.

SECTION 4.3    Governing Law. THIS FOURTH SUPPLEMENTAL INDENTURE SHALL BE CONSTRUED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW BUT OTHERWISE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW, AND THE RIGHTS, OBLIGATIONS AND REMEDIES OF THE PARTIES HERETO SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
SECTION 4.4    Severability Clause. In case any provision in this Fourth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.
SECTION 4.5    Ratification of Indenture; Fourth Supplemental Indenture Part of Indenture. Except as expressly supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Fourth Supplemental Indenture shall form a part of the Indenture for all purposes, and every Noteholder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
SECTION 4.6    Counterparts. The parties hereto may sign one or more copies of this Fourth Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.
SECTION 4.7    Headings. The headings of the Articles and the Sections in this Fourth Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.
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IN WITNESS WHEREOF, the parties have caused this Fourth Supplemental Indenture to be duly executed as of the date first above written.

TAL ADVANTAGE I LLC, as Issuer By: TAL International Container Corporation, its manager By: Name: Jeffrey M. Casucci Title: Vice President & Treasurer

U.S. BANK NATIONAL ASSOCIATION, not individually but solely as Indenture Trustee By: Name: Title:

Consented to as of the date first above written: FINANCIAL GUARANTY INSURANCE COMPANY, as Series Enhancer (Series 2005-1 and Series 2006-1) and Control Party By: Name: Title: